                                                                    EXHIBIT 10.6


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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                     DEVELOPMENT AND MANUFACTURING AGREEMENT


                                 by and between

                             ANSYS DIAGNOSTICS, INC.

                                       and

                         ROCHE DIAGNOSTIC SYSTEMS, INC.

                                      Dated

                                September 1, 1996


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

                     DEVELOPMENT AND MANUFACTURING AGREEMENT

This Agreement, effective as of September 1, 1996, by and between Roche Diagnostic Systems, in ("RDS"), a corporation organized and existing under the laws of the State of New Jersey with offices at 1080 Highway 202, Somerville, New Jersey 08876, and ANSYS, Inc. ("ANSYS"), a corporation organized and existing under the laws of the State of California with offices at 2 Goodyear, Irvine, California 92718.

WHEREAS, RDS and ANSYS entered into a Commercial Agreement for the exclusive manufacture and supply of a "No-Step Kit" (TesTcup); and

WHEREAS, RDS desires to appoint ANSYS as exclusive manufacturer of a new device tentatively to be called TestStick (the "Device") based upon the same technology; and

WHEREAS, RDS has agreed to pay ANSYS a developmental fee for the Device packaging; and

WHEREAS RDS has agreed to provide capital sufficient to purchase certain equipment in support of the manufacture of the Device; and

WHEREAS, in consideration of the above, ANSYS has agreed to assign to RDS all rights and exclusive ownership to the Device.

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties set forth herein, the parties agree as follows:

1.0      DEFINITIONS

         1.1      "Affiliate" shall mean:

                  (a) a business entity which owns, directly or indirectly, a controlling interest in RDS, by stock ownership or otherwise; or,

                  (b) a business entity which is owned by RDS, either directly or indirectly, by stock ownership or otherwise; or,

                  (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of RDS.

         Anything to contrary in this paragraph notwithstanding, Genentech, Inc., a Delaware corporation, shall not be deemed an Affiliate of RDS.

         1.2 "Confidential Information" shall a party's technology, data, know-how, or information whether technical or non-technical, financial statements and reports, pricing, trade secrets, secret processes, formulas and customer data (including


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                  customer lists), and the like, that is disclosed to the other
                  Party and which at the time of disclosure is clearly marked as "Confidential." Oral communication shall be considered Confidential Information provided that such communication is reduced to writing, marked as "Confidential" and provided by the disclosing party to the other party within thirty (30) days after such oral disclosure.

         1.3 "Device" shall mean the device (tentatively to be called TestStick) developed by RDS and ANSYS to test various fluids for biological and chemical analysis including, without limitation, certain drugs of abuse through the utilization of RDS's Regent Technology. The product specifications' for the Device are set forth on Exhibit A, which RDS may, subject to ANSYS's reasonable approval, modify from time to time. A copy of Exhibit A is attached hereto and made a part hereof.

         1.4 "RDS Reagent Technology" shall mean the products, reagents, patents, patent rights, technology, manufacturing methods and processes, formulas, designs, technical data, product development and research data, know how, secret processes, trade secrets, intellectual property rights, quality control and quality assurance protocols, and the like, owned or controlled by RDS that can be used to test for biological and chemical analyses including, without limitation, certain drugs of abuse through the use of immunoassay and chromatography technology.

         1.5      "RDS" shall mean Roche Diagnostic Systems and its Affiliates.

2.0      OWNERSHIP AND PATENT RIGHTS

         2.1      Ownership.

                  (a) RDS shall own the entire proprietary right, title and interest in and to the RDS Reagent Technology and ANSYS shall have no right, title or interest therein.

                  (b) RDS shall own the entire proprietary right, title and interest in and to the Device, and ANSYS shall have no right, title or interest therein, except as provided in Article 6 of this Agreement.

         2.2      Patent Application.

                  (a) ANSYS shall prepare and file the necessary patent applications to protect any and all patentable inventions relating to the Device (excluding reagents). ANSYS shall assign to RDS, in such patent applications, any and all of its proprietary rights to such inventions.


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                  (b)      ANSYS shall not file any such patent applications
                           without RDS's prior written approval, and ANSYS shall make any changes reasonably requested by RDS to the applications before the filing thereof.

         2.3 Additional Patent Rights to the Device. In the event that during the term of this Agreement, or any renewal thereof, an invention is made based upon the Device that results in additional patentable rights to such product, then the following provisions shall apply.

                  (a) All such additional patent rights shall belong to RDS regardless of whether it was developed by (i) RDS,
                           (ii) ANSYS, or (iii) jointly by RDS and ANSYS.

                  (b) In the event that the additional patent rights are developed (1) jointly by ANSYS and RDS, or (ii) solely by ANSYS, then ANSYS shall prepare and file the necessary patent applications to protect such additional patent rights. ANSYS shall assign to RDS, in such patent applications, all of its rights to such inventions.

                  (c) ANSYS shall not file any such patent applications without RDS's prior written approval, and ANSYS shall make any changes reasonably requested by RDS to the applications before the filing thereof.

                  (d) RDS shall (i) pay for all reasonable expenses associated with the preparation and filing of any patent application provided for in this Section 2.3 and Section 2.2. (ii) pay for the maintenance of any patents issued, and (iii) reimburse ANSYS for any reasonable expenses incurred by ANSYS in connection with the preparation and filing of the application. Such reimbursement shall be in addition to the fees that RDS shall pay ANSYS under Section 3.1(c).

         2.4 Other Patent Rights. If a patent application is filed or issued in connection with activities performed under this Agreement or any renewal thereof, that does not cover the Device and thus is not covered by Section 2.3 resulting in inventions arising from or relating to the development or manufacture of the Device, then this Section shall apply.

                  (a) Patent rights to such invention resulting solely from the efforts of RDS shall be owned solely by RDS and any such invention shall; be promptly disclosed in writing by RDS to ANSYS.

                  (b) Patent rights to an invention resulting solely from the efforts of ANSYS shall be owned solely by ANSYS and any such invention shall be promptly disclosed in writing by ANSYS to RDS.


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                  (c)      Patent rights to an invention resulting from the
                           collaborative efforts of both parties shall be jointly owned by the parties.

3.0      DEVELOPMENT, MANUFACTURE AND SUPPLY OF DEVICES

         3.1      Development.

                  (a) ANSYS shall work in collaboration with RDS to further develop and optimize the Device for RDS which shall include optimizing the design of the Device, completing product development, initiating production activities, and manufacturing and supplying RDS with various prototypes of the Device for preclinical and clinical studies and other applications.

                  (b) ANSYS shall use its best efforts to complete, to the satisfaction of RDS, any activities that RDS reasonably requests ANSYS perform under this Section. ANSYS shall not on its own initiate any activities hereunder without receiving prior written approval from RDS.

                  (c) In consideration of the services that ANSYS will provide under this section 3.1, RDS shall pay ANSYS a monthly fee of $[***], for each month that ANSYS is performing services hereunder, or a pro rata portion thereof, but in no event shall RDS pay ANSYS more than $[***] to further develop and optimize the Device for RDS. Notwithstanding that ANSYS will receive a maximum of $[***] for performing services under this Section, ANSYS shall continue to work on and complete the development and optimization of the Device until it meets the product specifications listed on Exhibit A, even if it takes more than four
                           (4) months to accomplish.

                  (d) In the event that RDS makes changes to the product specifications listed on Exhibit A, after the date of this Agreement, but before the first commercial manufacturing of the product pursuant to Section 3.6, the fees and time schedule stated herein shall be renegotiated in good faith by the parties.

                  (e) ANSYS shall not start manufacturing the Device for RDS pursuant to section 3.6 until all the services requested herein by RDS have been completed by ANSYS to the satisfaction of RDS.

                  (f) ANSYS shall provide RDS with quarterly reports which shall include estimates on completion time and budgets, along with such other information as may be reasonably requested by RDS.



[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


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         3.2      Governmental Approvals.

                  (a) RDS shall secure and maintain governmental approvals to market and sell the Device. RDS shall, in its sole discretion, determine in which countries it will pursue, and discontinue the pursuit of, such governmental approval.

                  (b) ANSYS shall assist RDS, as requested by RDS, in securing and maintaining such governmental approvals for the Device. ANSYS's assistance may include conducting studies and providing to RDS data or other information required or requested by the governmental authorities and assisting in the completion and filing of applications and other forms necessary for such governmental approvals.

                  (c) RDS is responsible for such governmental approvals and shall reimburse ANSYS for any reasonable expenses incurred by ANSYS in connection with such activities.

         3.3      Manufacturing Equipment.

                  (a) ANSYS shall be responsible for selecting and purchasing the equipment and materials, including product designs, necessary to manufacture the Device, all as set forth in the capital budget, Exhibit B attached hereto and incorporated herein by this reference. Other than as set forth on Exhibit B, ANSYS shall not purchase any equipment or materials without RDS's prior written approval. ANSYS shall invoice RDS for expenditures under this Section 3.3(a). The invoices shall be sufficiently detailed to describe the equipment or materials purchased and the cost incurred therefor. In the event that RDS modifies the product specifications set forth in Exhibit A as provided herein, then ANSYS shall provide RDS with a revised capital budget for approval, which revised budget shall replace and supersede Exhibit B for all purposes.

                  (b) RDS shall pay for all equipment and materials, including product designs, that it approves the purchase thereof under Section 3.3(a). Upon such payment, RDS shall own the entire right, title and interest to such equipment and materials, and ANSYS shall have no right, title or interest therein, except to use such equipment and materials to manufacture and


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                           supply the Device to RDS pursuant to the terms of
                           this Agreement. Notwithstanding the foregoing, ANSYS shall pay for capital expenditures in the excess of one hundred fifteen percent (115 %) of the aggregate amount set forth in Exhibit B, as Exhibit B may be revised from time to time in accordance herewith. Such equipment and materials shall be delivered by ANSYS to RDS upon the expiration or termination of this Agreement.

                  (c) During the term of this Agreement, RDS shall have the right, upon reasonable notice to ANSYS, to audit the books and records of ANSYS related to the equipment and materials acquired pursuant to this Section 3, and to identify and physically "tag" all such equipment and materials at ANSYS's premises. RDS shall bear its own cost or expense associated with any such audit or identifying.

                           ANSYS shall be solely responsible for obtaining and maintaining casualty insurance covering the full replacement cost of the equipment and materials purchased by RDS under the terms hereof.

         3.4 Reagents. RDS shall supply ANSYS with the reagents necessary to manufacture the Device.

         3.5 Price. Pricing for the Device shall be as set forth in Exhibit C, attached hereto. In the event RDS changes the Product Specifications as set forth in Exhibit A, then the parties agree to negotiate in good faith to modify Exhibit C if the parties are unable to agree to a modification of Exhibit C within 120 days from the change to Exhibit A, the parties shall submit the matter to binding arbitration.

         3.6 Exclusivity. During the term hereof, RDS appoints ANSYS as the exclusive manufacturer of the Device and ANSYS shall manufacture the Device at its facilities in Irvine, California, or such other facility as may be mutually agreed upon by both parties, and shall supply such products to RDS on an exclusive basis, even as to ANSYS, worldwide; provided however, that in the event ANSYS receives a license under
                  Article 6, ANSYS may manufacture and supply the Device in those markets or market segments covered by such license. Notwithstanding the foregoing, if, through no fault of RDS, ANSYS becomes unable to manufacture the Device in accordance with the terms of this Agreement, RDS may use another vendor to manufacture the Device, provided, that RDS shall notify ANSYS in writing of the basis for RDS determination that ANSYS is unable to manufacture the Device, and ANSYS shall have thirty (30) days after the date of such notice to cure the condition. If ANSYS is unable to cure the condition within such 30-day period, then RDS may use another vendor to manufacture the Device.


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         3.7      Packaging. ANSYS shall label the Device with language to be supplied by RDS and shall package the product with a package insert, the language of which shall also be supplied by RDS. RDS shall have the right, in its sole discretion, to make changes to the label, package insert and other labeling for the Device, subsequent to the reasonable approval of ANSYS, which changes shall be submitted by RDS to the applicable governmental authorities, if required. ANSYS's name may, at RDS's sole discretion, appear on the label, package insert and other labeling for the Device.

         3.8      Launch Date. The target launch date for the Device is twelve
                  (12) months after the execution date of this Agreement, but in no event shall the launch date be delayed without mutual consent of both parties with documented cause.

         3.9      Quality Control and Assurance.

                  (a) ANSYS shall manufacture the Device in accordance with the then current product specifications as set forth on Exhibit A, as may be modified from time to time in accordance with Section 1.3 above, as well as with the then current quality control specifications, which, at RDS's discretion, it may modify from time to time, subject to the reasonable approval of ANSYS. A copy of the quality control specifications will be provided by RDS within a reasonable period after execution of this Agreement and shall be attached hereto as Exhibit D.

                  (b) ANSYS shall manufacture the Device in compliance with all federal, state and local laws and regulations.

                  (c) ANSYS shall perform quality control and quality assurance testing and verification to ensure that the Device complies with the requirements set forth in
                           Section 3.9(a) and (b).

                  (d) Each time ANSYS ships the Device to RDS, ANSYS shall provide RDS with a Certificate of Analysis at the time of shipment, certifying that the products have been evaluated by ANSYS's Quality Control and Quality Assurance departments and that the product complies with the requirements set forth in Sections 3.9(a) and (b). Within a reasonable period after execution of this Agreement RDS shall provide ANSYS with a sample Certificate of Analysis which ANSYS shall use pursuant to this Section.

4.O      ORDERS, DELIVERY, INVOICING AND PAYMENT

         4.1 Forecasts. Within a reasonable time from the date of this Agreement, but in no event later than sixty (60) days prior to the scheduled date of the product launch


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                  by RDS of the Device, RDS shall supply ANSYS with its current estimates for the Device for each of the four (4) three-calendar-month periods following the product launch date. Each such estimate for four (4) three-calendar-month periods hereinafter is called a "Rolling Forecast." RDS shall thereafter provide ANSYS with Rolling Forecasts on a quarterly basis. No minimum units for any three-calendar-month period of any Rolling Forecast are required to be forecasted by RDS; provided however, that the quantity of the Device for the initial three-calendar-month period of any Rolling Forecast may, without the consent of ANSYS, vary upward or downward from RDS's prior estimate from such three-calendar-month period by an amount not to exceed twenty percent (20%). RDS and ANSYS shall be bound by RDS's estimates, if any, for the first three-calendar-month period of each such Rolling Forecast. ANSYS's obligations to manufacture the Device for RDS under this Agreement shall be subject to its maximum production capacity.

         4.2 Orders. RDS will order products by providing ANSYS with written Purchase Orders, which shall contain the purchase order number, product numbers, names and quantities, unit and total purchase price and shipping instructions. No additional terms or conditions shall be permitted to be added by ANSYS to any Purchase Order, whether by way of altering same or providing a document that purports to contain additional terms, and any such additional terms and conditions shall be void and of no force or effect, notwithstanding that RDS may accept and perform its obligations hereunder with respect to any such allegedly modified Purchase Order without rejecting specifically such additional terms and conditions.

         4.3 Shipments. ANSYS shall ship and deliver the Device F.O.B. ANSYS shipping point to such RDS locations as requested by RDS. ANSYS shall, is requested by RDS, ship and deliver the Device to customers of RDS, at the sole cost and expense of RDS. RDS may select the freight carrier used by ANSYS to ship the products and may monitor ANSYS's shipping/freight practices as they pertain to this Agreement. ANSYS shall ship the Device within thirty (30) days of receipt of a Purchase Order from RDS.

         4.4 Invoices and Payment. ANSYS shall submit to RDS, with each shipment of the Device, an invoice covering such shipment. Each such invoice shall identify the RDS Purchase Order number, product numbers, names and quantities, unit price, freight charges and total amount to be remitted by RDS. RDS shall pay for all such invoices within thirty (30) days after its receipt of such invoices.

         4.5 Lot Numbering/Expiration Dates. ANSYS shall make arrangements for and implement the imprinting of lot numbers and expiration dates for each Device shipped. Such lot numbers and expiration dates shall be affixed on the product and on the shipping carton of each product as is required under good commercial practice.


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5.0      COOPERATION

         5.1 Technical Support. ANSYS shall provide reasonable technical support and training relating to the Device to RDS as requested by RDS.

         5.2 Records and Accounting by ANSYS. ANSYS shall keep records of the manufacture, testing and shipping of the products supplied hereunder by ANSYS, and retain samples of such products that are necessary to assist with, and support, good manufacturing practices, product complaints, investigations and other regulatory requirements. Such records and samples shall be made available to RDS upon its request, and shall be retained by ANSYS and be available to RDS for a period of three (3) years following termination of this Agreement, or longer if required by law.

         5.3 Product Recal1s. ANSYS and RDS shall each maintain records as may be necessary to permit a recall or a field correction of any Device delivered to RDS or customers of RDS, effected by voluntarily or under a threat of, or a directive by, any governmental agency. Each party shall give immediate notice by telephone (to be confirmed in writing) to the General Counsel of the other party upon discovery that any Device should be recalled or corrected, and each party upon receiving any such notice or upon any such discovery, shall cease and desist from further shipments of Device in its possession or control until a decision has been made whether a recall or some other corrective action is necessary. The decision to initiate a recall or to take some other corrective action shall be made by RDS after conferring with ANSYS. Each party shall cooperate with the other in developing any necessary recall plan, and the manner and extent of such plan shall be subject to prior consultation, which consultation shall not delay such plan by more than forty-eight (48) hours from the time of initial notice. Any such recall or corrective action shall be made at ANSYS's cost and expense if, and to the extent that, such recall or corrective action results from, or arises out of, any breach by ANSYS of its warranties or covenants hereunder. All other product recalls or corrective action shall be made at RDS's cost and expense.

         5.4 Product Returns. RDS shall have the responsibility for handling customer returns of the Device. ANSYS shall provide RDS with such assistance as RDS may need to handle such returns. Any such return shall be made at ANSYS's cost and expense if, and to the extent that, such return results from, or arise out of, any breach by ANSYS of its warranties or covenants hereunder. All other product returns shall be made at RDS's cost and expense.

         5.5 Governmental Agencies. Each party may communicate with any governmental agency, including but not limited to the United States Food and Drug


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                  Administration, regarding the Device if in the opinion of that party's counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided however, that unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such party shall permit the other party to accompany and take part in any communications with the agency, and to receive copies of all such communications from the agency.

         5.6 Customer Questions and Complaints. (a) RDS shall have the responsibility for responding to questions and complaints regarding the Device. Questions or complaints received by ANSYS shall be promptly referred to RDS. RDS shall provide ANSYS with reports summarizing such complaints and customer questions, as requested by ANSYS, but in no event shall RDS have to provide such reports more frequently than on a quarterly basis.

                  (b) Within a reasonable time from the date of this Agreement, but in no event later than the sixty (60) days prior to the scheduled date of the product launch by RDS of the Device, ANSYS shall provide RDS with all necessary information that will enable RDS to respond properly and promptly to questions or complaints relating to the Device. ANSYS shall use its best efforts to keep such information current.

                  (c) ANSYS shall provide RDS with such other assistance as RDS may need to investigate and respond to customer questions or complaints.

         5.7 Product Modifications. (a) ANSYS shall only make alterations, modifications or improvements to the product specifications or performance characteristics for the Device supplied by ANSYS to RDS under this Agreement if (i) prior written approval is given by RDS, and (ii) new pricing for the Device, if necessary because such alteration, modification or improvement changes the cost to manufacture the Devices, is agreed upon by the parties utilizing the methodology set forth in Exhibit C.

6.0      LICENSE

         6.1 RDS may offer in writing to license the Device to ANSYS in those markets or market segments that RDS has determined it will not sell the product.

         6.2 (a) In the event that RDS offers in writing to license the Device to ANSYS pursuant to Section 6. 1, ANSYS shall have ninety (90) days from the receipt of such written offer to inform RDS in writing that it desires to obtain such a license from RDS. Thereafter, the parties agree to negotiate in good faith a licensing agreement that shall include a licensing fee not to exceed ten percent (10%) of gross sales, less returns and allowances, of the product. Agreement by the parties


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                  on all the terms of the licensing agreement shall be a
                  precondition before any such license can become effective.

                           (b) In the event that ANSYS does not notify RDS
                  within the 90-day period set forth in Section 6.2(a) informing RDS that it desires to obtain the license offered by RDS, then RDS shall be free to offer such license to third parties without any further obligation to ANSYS.

         6.3 ANSYS expressly acknowledges and agrees that in the event that it receives a license from RDS to the Device under this
                  Article 6 it shall have no right to sublicense, assign or otherwise transfer its rights under such license, without prior written approval of RDS, except to a successor in interest to substantially all of the assets of ANSYS, whether by purchase, merger, or operation of law.

         6.4 The terms and conditions of this Article 6 shall survive termination or expiration of this Agreement and shall extend until all of RDS's patent rights in the Device expire, including any renewals, extensions or modifications thereof.

7.O      TERM, RENEWAL AND TERMINATION

         7.1 Term. This Agreement, effective as of the execution date, shall expire five (5) years from the date of the product launch by RDS, unless terminated by one of the parties in accordance with this Agreement. RDS and ANSYS agree to memorialize in writing the date of the product launch and initial expiration date of this Agreement within thirty (30) days after the product launch.

         7.2 Renewal. RDS shall have the option, in its sole discretion, to, extend this Agreement for additional three-year terms upon written notice to ANSYS no later than 180 days prior to the expiration of this Agreement, subject to the same terms and conditions of this Agreement. In the event that RDS renews this Agreement, the parties agree to negotiate in good faith a mutually acceptable price for the Devices in the manner set forth in Exhibit C.

         7.3 Termination. (a) Upon failure of either party to remedy its breach of any of the obligations or provisions of this Agreement within thirty (30) days following receipt of written notice of said breach, the aggrieved party shall have the right to terminate this Agreement immediately by written notice; provided however, that if the breach is due to a product failure or defect in the Device and the actions needed to cure such problem requires more than 30 days, then the cure period shall be extended for a reasonable period of time.

                  (b) Either party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other party in the event that (i) the other party is declared insolvent or bankrupt by a


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                           court of competent Jurisdiction; (ii) a voluntary
                           petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (iii) this Agreement is assigned by such other party for the benefit of creditors.

                  (c)      Either party may terminate this Agreement upon thirty
                           (30) days written notice in the event that the Food and Drug Administration takes any action, or raises any objection, that permanently prevents RDS from importing, exporting, purchasing or selling the Devices to customers.

                  (d) Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement.

8.0      REPRESENTATIONS AND WARRANTIES

         8.1 Product Specifications. ANSYS represents and warrants that the Devices shall comply with the then current product specifications and then current quality control specifications and with all federal, state and local laws and regulations.

         8.2 Good Manufacturing Practices. ANSYS represents and warrants that the Devices shall comply with and will be manufactured in accordance with all applicable Good Manufacturing Practices ("GMPs").

         8.3 Warranty of Purpose. ANSYS represents and warrants that the Devices supplied under this Agreement are suitable and may be used for the purpose set forth in the product specification.

         8.4 Product Development. ANSYS represents and warrants that the Devices will be manufactured by ANSYS, or by third parties for ANSYS free and clear of any claims by such third parties. ANSYS may contract with third parties for certain sub-assembly of the Device but all final assembly and packaging shall be performed by ANSYS directly.

         8.5 Authority. Each party represents and warrants to the other party that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

         8.6 Damages. In the event of a breach of any representation or warranty, express or implied, in addition to other rights RDS may have, it may withhold payment and/or cause such breach to be corrected and charge ANSYS. Notwithstanding the following, ANSYS's financial liability for damages hereunder is limited to the price paid to ANSYS by RDS for the Devices. Except as specifically provided herein, ANSYS makes no other representations or warranties express or implied.

         8.7 Equitable Release. The parties agree that in the event of a breach of any provisions of this Agreement, the aggrieved party shall have, in addition to all other rights and remedies available to it hereunder and under the law, the right to specifically enforce this Agreement and/or enjoin the breach by the breaching party.

9.0      INDEMNITY

         9.1      (a)      RDS agrees to defend, indemnify and hold ANSYS, its
                           officers, directors, employees and agents harmless against any and all losses, damages, costs, claims, demands, judgments and liability resulting from, or relating to RDS's performance under this Agreement, or RDS's instructions or product specifications to ANSYS under the terms hereof, except to the extent that any such losses, damages, costs, demands, claims, judgments and liability are due to the negligence or wrongful act(s) of ANSYS, its employees or agents.

                  (b) If by reason of manufacturing or selling the Devices to RDS under this Agreement ANSYS is sued or threatened with suit for alleged patent infringement covering (i) the Device, or (ii) the process for producing the Device, RDS shall, at its own expense, defend such suit and indemnify ANSYS against all losses and expenses incurred in connection with such suit or threatened suit including judgments decrees, court costs and attorney fees, except to the extent that the claim relates to, or results from ANSYS's noncompliance with the terms of this Agreement.

         9.2 ANSYS agrees to defend, indemnify and hold RDS, its officers, directors, employees and agents harmless against any and all losses, damages, costs, demands, claims, judgments and liability resulting from, or relating to ANSYS's performance under this Agreement, except to the extent that any such losses, damages, costs, demands, costs, claims, judgments and liability are due to (i) the negligence or wrongful act(s) of RDS, its employees or agents, or (ii) patent infringement suits or threatened suits that, pursuant to Section 9.1 RDS has agreed to defend and provide indemnification to ANSYS.

10.0     CONFIDENTIALITY

         10.1 During the term and in furtherance of this Agreement, each party may disclose certain of its Confidential Information to the other party.

         10.2     During the Term of this Agreement, and for a period of five
                  (5) years from the termination thereof, RDS and ANSYS each agree (i) to use the Confidential Information only in connection with the terms of this Agreement, (ii) to treat the Confidential Information as it would its own proprietary information, and (iii) to take all reasonable precautions to prevent the disclosure of the Confidential information to any third party, other than an Affiliate without the prior written consent of the other party.

         10.3 A party shall be relieved of any and all of the obligations under Section 10.2 regarding Confidential Information which
                  (i) was known to the party receiving the Confidential Information (the "Receiving Party") prior to receipt hereunder, (ii) at the time of disclosure by the disclosing party to the Receiving Party, was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to the, Receiving Party; or (iii) is hereafter made available to the Receiving Party for use or disclosure by the Receiving Party from any third party having a right to do so.

11.0     MISCELLANEOUS

         11.1 Independent Contractors. The parties shall be deemed to be independent contractors, and this Agreement shall not be construed to create between ANSYS and RDS any other relationship such as, by way of example only, that of employer-employee, principal-agent, joint-venturers, partners or any similar relationship, the existence of which is expressly denied by the parties hereto.

         11.2 Inspection. RDS may inspect ANSYS reports and records relating to its performance under this Agreement during normal business hours and with reasonable advance notice.

         11.3 Access. ANSYS shall provide RDS access to any of its facilities, during normal business hours and with reasonable advance notice, in which the Devices are manufactured, stored, handled, shipped or used in order to permit RDS verification of ANSYS's compliance with this Agreement and applicable laws.

         11.4 Insurance. ANSYS and RDS shall each maintain liability and other insurance coverage satisfactory to the other party, during the term of this Agreement and for five (5) years thereafter, which insurance shall name the other Party as an additional insured. Such insurance shall include comprehensive general, liability contractual liability, and product liability and have limits no less than $2,000,000 per occurrence. Each party shall provide to the other a Certificate of Insurance evidencing such coverage and shall provide proper written notice of any change or modification thereto.

         11.5 Taxes. ANSYS shall be liable for any and all local, state and federal taxes and license fees, arising out of the sale of the Devices to RDS pursuant to this Agreement. RDS shall be liable for any and all taxes and fees arising from the sale of the Device to any third party.

         11.6 New Products. (a) During the term of this Agreement, RDS shall have the right of first refusal to market exclusively any and all new products developed by ANSYS using RDS reagent technology.

                  (b) In the event that ANSYS manufactures or develops such a product, ANSYS shall so immediately notify RDS in writing and shall provide RDS with sufficient information, data and samples for RDS to evaluate the product and determine its interest, if any, in the product. RDS shall have thirty (30) days from the receipt of such information, data and samples to evaluate the product and if interested, shall notify ANSYS in writing within ten (10) business days of the conclusion of this evaluation period.

                  (c) In the event that RDS expresses such an interest, the Parties shall negotiate in good faith to enter into an exclusive marketing agreement upon terms and conditions that are commercially reasonable. In the event that the parties fail to reach a negotiated agreement within forty (40) days from RDS's completion of the evaluation, ANSYS may then offer such product to other potential companies, provided that such offer shall not be more favorable to such company than previously offered to RDS.

         11.7 Choice of Law. This Agreement shall be construed under, and the rights of the parties hereto shall be governed by the laws of the suite of California.

         11.8 Disputes. In the event of any dispute between ANSYS and RDS in connection with this Agreement, the unsuccessful party shall pay to the prevailing party all costs and expenses, including reasonable attorney fees, incurred in enforcing this Agreement or redressing a breach of this Agreement, whether by agreement, arbitration, or any action or proceeding and in any appeal in connection therewith by such prevailing party, and any such costs, expenses and reasonable attorney fees shall be included as a part of any such judgment entered in favor of such prevailing party.

         11.9 Other Products. Nothing in the Agreement shall be construed to prevent or limit either party from selling any of its other products in any market.

         11.10 No Waiver. Either party's failure to require the other party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

         11.11 Severability. In the event that one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been herein contained.

         11.12 Assignment. This Agreement shall not be assignable nor its rights hereunder transferred in any way by either party hereto other than to an Affiliate, except to a successor in interest to substantially all of the assets of either party, whether by purchase, merger, or operation of law, or except with the written consent of the other party, which consent shall not be unreasonably withheld.

         11.13 Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.14 Force Majeure. Neither party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a contingency beyond such party's reasonable control, including, but not limited to, strikes or other labor disturbances, unavailability of supplies or raw materials, boycotts, lockouts, riots, wars, fires, floods or storms. A party claiming a right to excused performance under this Section shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance.

         11.15 Notices. Any notice, or other written communication required or permitted hereunder shall be sufficient if made or given to the other party by personal in hand delivery, by telecopier communication or by sending the same by first class mail, postage prepaid, to the mailing address or telecopier numbers set forth below:



                  If to RDS:                Roche Diagnostic Systems, Inc.
                                            1080 Highway 202
                                            Branchburg, New Jersey 08876-1760
                                            Attention:  Sr. Director, Diagnostic
                                                        Research Development and
                                                        Manufacturing Support
                                            Telecopier No.: (908) 253-7645

                  with a copy to:           Jordan D. Cooper, Esq.
                                            Roche Diagnostics, Systems, Inc.
                                            340 Kingsland Street
                                            Nutley, New Jersey 07110
                                            Telecopier No.: (210) 235-3500

                  If to ANSYS               ANSYS, Inc.
                                            2 Goodyear
                                            Irvine, California 92718-2002
                                            Attention: President/C.E.O.
                                            Telecopier No.: (714) 768-0311

                  with a copy to:           Smith, Silbar, Parker & Woffinden
                                            19100 Von Karman Avenue, Suite 400
                                            Irvine, CA 92612
                                            Telecopier No.: (949)263-8073
                                            Attention: Lisa Silbar

                   or to such other addresses or telecopier numbers provided to the other party in accordance with the terms of this Section. Notices or written communications made or given by personal in-hand delivery or by telecopier shall be deemed to have been sufficiently made or given when confirmed as received, or if mailed, three (3) days after being deposited in the United States Mail, postage prepaid or upon receipt, whichever is sooner.

         11.16 Entire Agreement. This Agreement constitutes the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof. Except for Exhibit A (Product Specifications) and Exhibit D (Quality Control Specifications) which RDS may modify, under the terms hereof, from time to time, any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties.

         11.17 Headings. The titles and headings herein are for convenience only and shall not be used to interpret or construe the terms and conditions of this Agreement.

         11.18 Singular Terms. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural as well.

         11.19 Execution in Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the dates set forth below:

ANSYS, Inc.                                 ROCHE DIAGNOSTIC SYSTEMS, INC.

By:    /s/ Stephen K. Schultheis            By:    /s/ Carlo Medici
       -----------------------------               -----------------------------
Name:  Stephen K. Schultheis                Name:  Carlo Medici
Title: President/CEO                        Title: President
Date:  September 5, 1996                    Date:  September 5, 1996

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                    EXHIBIT A

                             PRODUCT SPECIFICATIONS

I.       REAGENT STRIPS (Strips)

         A.       FORMAT:  Size of strips:
                               4.83 mm wide [***]
                              49.76 mm long  [***]
                           Reagents shall be positioned as follows:
                              Latex Stripe: [***]
                              Result Line: [***]
                              Test Valid Line: [***]

         B.       MATERIALS:  Mylar-backed nitrocellulose with laminate

                              Nitrocellulose:   [***]
                              Mylar backing:    [***]
                              Latex laminate:   [***]
                              Mylar adhesive to hold latex:  [***]

II.      TESTSTICK ("Device")

         A. The Device assembly shall consist of one Strip retained inside a plastic Housing assembly with a Wick protruding from one end and an adsorbent pad at the other end. A sliding Cover shall protect the Wick from contact with objects prior to use and after use and shall prevent drips from the Wick.

         B. The Device Wick must require not more than a five second immersion into urine in order to operate properly. The target range of immersion time shall be 3 - 5 seconds.

         C. Results of the assay should be interpretable within 3 minutes after dipping the wick into the urine sample and in no case longer than 5 minutes.

         D. Device and reagents must work with samples ranging in temperature from 18 to 37 C.


[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

         E. Sample must not drip or leak from the Device or Wick after Wick is immersed and removed from the urine sample.

         F. Reagents contained within the Device shall not enter the sample when the Wick is immersed into the sample, and shall not cause interference or destabilizing effect on the sample.

         G. Plastic Housing of the Device shall be designed such that it may snap into a holder clip with multiple Devices for simultaneous dipping into samples.

         H. Device must have a retractable Sleeve which covers the Wick bef6re and after the Wick has been dipped into a sample.

         I. Device must have an area designated ID/DATE with room to enter a sample identification name or number and date. Area must be able to be written upon with marker pen.

         J. Device must have a "plus sign" result window and a round "Test Valid" window.

         K. Result window is to be covered until the Test Valid window is developed, at which time whatever is covering the result window can be moved or removed to allow interpretation of the test result.

         L.       Storage must be at room temperature.

III.     PACKAGING

         A. Each Device shall be individually packaged in a foil-lined pouch with desiccant.

         B. Lot number and expiration date shall be printed on each individual pouch and on the Kit label.

         C. Each Device and its pouch shall be color-coded to reflect assay type, Device shall have one color printed on one side of the Housing.

         D. A Kit shall consist of 50 Devices packaged in a box with one box label and one multi-language package insert. Box label shall be color coded to reflect assay type, consistent with color of Device and its pouch.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS AND ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                    EXHIBIT B

                                 CAPITAL BUDGET

Prototype Development                                $        [***]

Research and Process Lot Devices                     $        [***]

Production Equipment (includes tax)                  $        [***]

Final assembly lines                                 $        [***]

Production molds                                     $        [***]

Reel-to-Reel Strip Processing Equip.                 $        [***]

Laminating Equipment                                 $        [***]

Contingency                                          $        [***]

Total Capital Budget                                 $        [***]



[***] Confidential treatment has been requested for redacted portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                                    EXHIBIT C

                                     PRICING

TestStick Devices shall be priced as follows:

Prototype Devices up to quantity of 100: no charge (included under Prototype
     Development.)

Research Lot Devices manufactured with prototype molds:                   $[***]

Process Lot Devices manufactured with production molds:                   $[***]

NOTE: Above Devices will be billed under the Capital Budget (Research, and Process Lot Devices).

Production Devices manufactured prior to setup of automated lines:
     Annual production rate below 2 million Devices:                     $ [***]
     Annual production rate at or above 2 million Devices:               $ [***]

Production Devices manufactured with automated lines @ 4 million annual rate:
                                                                         $ [***]

Production Devices manufactured with automated lines @ 8 million annual rate:
                                                                         $ [***]

Production Devices manufactured with automated lines @ 12 million annual rate:
                                                                         $ [***]

Notes:

Full automation is estimated to be available within 6 months after product launch.

Prices are subject to annual CPI adjustment.

Prices are subject to adjustment due to change in cost of high-impact polystyrene.



[***] Confidential treatment has been requested for redacted portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.


23